Immediate Release
Contact Mary Brevard: (248) 754-0881
Ken Lamb: (248) 754-0884

BORGWARNER REPORTS RECORD SALES IN THE FIRST QUARTER
SALES AND EARNINGS GROWTH CONTINUE TO OUTPACE THE INDUSTRY

Auburn Hills, Michigan, April 27, 2006 - BorgWarner Inc. (NYSE: BWA) today reported solid results for the first quarter of 2006. The powertrain systems supplier delivered sales and earnings growth that outpaced the industry’s growth around the world. BorgWarner’s technology leadership, customer and geographic diversity and cost reduction focus continued to drive outstanding results.

First Quarter Highlights:
•
Earnings of $1.06 per diluted share, which included $(0.04) per diluted share related to the implementation of FAS 123(R) and $(0.07) per diluted share related to unfavorable currency impact versus first quarter 2005

•	Record sales of $1,155 million
•	Sales outside of the U.S. grew 21% over first quarter 2005, excluding the impact of currency
•	Operating income margin of 8.2%
•	Company reiterates its 2006 full year expectations of $4.22 to $4.57 per diluted share

Comment and Outlook:“Despite the uncertainty facing the industry, BorgWarner continues to deliver,” said Tim Manganello, Chairman and CEO. “Our results were driven by our technology that is targeted at improvements in fuel economy, emissions reduction and vehicle performance, the fastest growing parts of the market. Our sales were up 7% in first quarter 2006, 11% excluding the impact of currency, while North American and worldwide vehicle production were up only 3% and 4%, respectively. Furthermore, our customer and geographic diversity along with a cost reduction focus enabled us to weather tough industry conditions and maintain our margins. On a comparable non-U.S. GAAP basis, earnings increased 13% in the quarter versus first quarter 2005.”

    The company reiterated that it expects 2006 earnings per diluted share, on a U.S. GAAP basis, in a range of $4.22 to $4.57. Also, the company expects to maintain operating margins in 2006 despite continued raw material and energy cost increases, rising health care costs and the costs related to global expansion.
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    Financial Results: For first quarter 2006, sales were $1,155.2 million, up 7% from $1,083.5 million in first quarter 2005. Net income in the quarter was $61.3 million, or $1.06 per diluted share, compared with $77.6 million, or $1.36 per diluted share in first quarter 2005. First quarter 2006 included $(2.9) million of pre-tax expense related to the implementation of FAS 123(R), or $(0.04) per diluted share. First quarter 2005 net income benefited from $21.9 million, or $0.38 per diluted share, related to special items. First quarter 2006 net income excluding the impact of the implementation of FAS 123(R) and first quarter 2005 net income excluding special items are provided for comparisons with other quarterly results. The following table reconciles the Company's non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other quarterly results:

Net earnings per share - diluted
	Q1 2006	Q1 2005[1]

Non-U.S. GAAP:	$1.10	$0.97

Reconciliations:
One-time write-off of the excess purchase price associated with Beru’s in-process R&D		(0.13)

Net gain from divestitures		0.11

Release of tax accruals		0.40

Implementation of FAS 123(R)	(0.04)

U.S. GAAP	$1.06	$1.36

1Does not add due to rounding

The decrease in the Euro and other currencies lowered sales by $(48.1) million in first quarter 2006 compared with first quarter 2005, and net income by $(3.9) million, or $(0.07) per diluted share.

Operating income was $94.3 million or 8.2% of sales in first quarter 2006 versus $83.6 million or 7.7% of sales in the first quarter 2005. Excluding the impact of FAS 123(R) from first quarter 2006 and special items from first quarter 2005, first quarter 2006 operating income margin was 8.4%, up from 8.2% a year ago. Research and development spending was $46.0 million in the quarter versus $41.1 million in 2005.

    Net cash provided by operating activities was $48.1 million in first quarter 2006 versus $45.0 million in first quarter 2005. Investments in capital expenditures of $53.1 million, together with net tooling outlays of $17.2 million, totaled $70.3 million for the quarter, compared with $52.8 million for the same period in 2005.

Balance sheet debt increased by $32.5 million, cash and cash equivalents decreased by $32.9 million, and marketable securities increased by $25.2 million in first quarter 2006 compared with end of fourth quarter 2005.

     Engine Group Results: Strong global demand for its products boosted Engine Group first quarter 2006 sales 9% versus first quarter 2005 to $785.9 million with a 30% increase in earnings before interest and taxes to $96.3 million. Excluding special items in first quarter 2005, first quarter 2006 earnings before interest and taxes were up 15% year-over-year. The group continues to benefit from European and Asian automaker demand for turbochargers, timing systems and emissions products, European demand for diesel engine ignition systems, and stronger global commercial vehicle production.

Drivetrain Group Results: First quarter 2006 sales were up 2% versus first quarter 2005 to $377.0 million while segment earnings before interest and income taxes declined 12% to $22.7 million. The group continued to benefit from sales growth outside of North America, including increased sales of dual-clutch transmission products, but segment earnings were negatively impacted by the lower domestic production of light trucks and sport-utility vehicles equipped with its torque transfer products and higher health care costs.

Effective January 1, 2006, the Company assigned an operating facility previously reported in the Engine segment to the Drivetrain segment due to changes in the facility’s product mix. Prior period segment amounts have been re-classified to conform to the current year’s presentation.

Recent Highlights: The company and the U.S. Environmental Protection Agency (EPA) recently announced a partnership to develop advanced air management technologies that will enable the automotive and trucking industries to utilize EPA’s Clean Diesel Combustion (CDC) and High-Efficiency Gasoline combustion technologies.

Also, the company opened a new operation in Ningbo, China for the assembly of turbochargers and transmission solenoids. The manufacturing facility is the first of several operations planned for a campus that comprises BorgWarner Automotive Components (Ningbo) Co., Ltd., the company’s wholly foreign-owned enterprise in the Ningbo Yinzhou industrial zone.

    In the Drivetrain Group,

NSK-Warner, a 50/50 joint venture between BorgWarner and Nippon Seiko K.K. (NSK) that produces transmission products in Japan, has opened a facility in Shanghai for the manufacture of friction products, one-way clutches and clutch modules to support Chinese and other automakers there in response to increasing demand for transmission technology in Asia.

In the Engine Group, the company announced that BorgWarner’s high-flow air pump, which provides a 30-percent increase in air flow over previous-generation air pumps, is supplying the Porsche 997 Turbo 3.6-liter engine.

At 10:00 a.m. ET today, a brief conference call concerning first quarter results will be webcast at: http://www.borgwarner.com/investor_webcasts.html.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 62 locations in 17 countries. Customers include Ford, VW/Audi, DaimlerChrysler, General Motors, Toyota, Renault/Nissan, Hyundai/Kia, Honda, BMW, Caterpillar, Navistar International, and Peugeot. The Internet address for BorgWarner is: http://www.borgwarner.com.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in the Form 10-K for the fiscal year ended December 31, 2005.  The Company does not undertake any obligation to update any forward-looking statement.

Financial Tables Follow
# # #

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended
	March 31,
	2006	2005

Net sales	$1,155.2	$1,083.5
Cost of sales	928.8	869.8
Gross profit	226.4	213.7

Selling, general and administrative expenses	132.6	134.2
Other income	(0.5)	(4.1)
Operating income	94.3	83.6

Equity in affiliate earnings, net of tax	(10.0)	(4.0)
Interest expense and finance charges	9.4	9.3
Earnings before income taxes and minority	94.9	78.3
interest

Provision (benefit) for income taxes	26.6	(0.3)
Minority interest, net of tax	7.0	1.0

Net earnings	$61.3	$77.6

Earnings per share - Diluted	$1.06	$1.36

Weighted average shares outstanding -
Diluted (in millions)	57.8	57.2

Supplemental Information (Unaudited)
(millions of dollars)
Three Months Ended
March 31,
	2006	2005

Capital expenditures	$53.1	$49.3
Tooling outlays, net of customer reimbursements	$17.2	$3.5

Depreciation and amortization:
Fixed asset depreciation	$47.9	$38.0
Amortization of tooling	10.0	9.7
Other amortization	3.2	15.8
	$61.1	$63.5

BorgWarner Inc.
Net Sales by Operating Segment (Unaudited)
(millions of dollars)
	Three Months Ended
	March 31,
	2006	2005
Engine	$785.9	$722.0

Drivetrain	377.0	370.6

Inter-segment eliminations	(7.7)	(9.1)

Net sales	$1,155.2	$1,083.5

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)
Three Months Ended
March 31,

	2006	2005
Engine	$96.3	$74.0

Drivetrain	22.7	25.8

Segment earnings before interest and income taxes (Segment EBIT)	119.0	99.8

Corporate, including equity in affiliates earnings and FAS 123(R)	(14.7)	(12.2)

Consolidated earnings before interest and taxes (EBIT)	104.3	87.6

Interest expense and finance charges	9.4	9.3

Earnings before income taxes & minority interest	94.9	78.3

Provision (benefit) for income taxes	26.6	(0.3)
Minority interest, net of tax	7.0	1.0

Net earnings	$61.3	$77.6

Note: Effective January 1, 2006, the Company assigned an operating facility previously reported in the Engine segment to the Drivetrain segment due to changes in the facility's product mix. Prior period segment amounts have been re-classified to conform to the current year's segment presentation.

BorgWarner Inc.
Condensed Consolidated Balance Sheets
(millions of dollars)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets

Cash and cash equivalents	$56.8	$89.7
Marketable securities	65.8	40.6
Receivables, net	703.6	626.1
Inventories, net	341.3	332.0
Other current assets	85.3	80.3
Total current assets	1,252.8	1,168.7

Property, plant and equipment, net	1,301.5	1,294.9
Other long-term assets	1,651.9	1,625.8
Total assets	$4,206.2	$4,089.4

Liabilities and stockholders' equity

Notes payable	$123.1	$160.9
Current portion of long-term debt	139.0	139.0
Accounts payable and accrued expenses	777.0	786.4
Income taxes payable	38.0	35.8
Total current liabilities	1,077.1	1,122.1

Long-term debt	510.9	440.6
Other long-term liabilities	751.3	746.4

Minority interest in consolidated subsidiaries	132.9	136.1

Stockholders' equity	1,734.0	1,644.2

Total liabilities and stockholders' equity	$4,206.2	$4,089.4

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended
	March 31,
	2006	2005
		(Restated)
Operating Activities:
Net earnings	$61.3	$77.6
Non-cash charges to operations:
Depreciation and amortization	61.1	63.5
Deferred income tax benefit	(2.6)	(23.0)
Other non-cash items	5.4	(0.4)
Net earnings adjusted for non-cash charges	125.2	117.7
Changes in assets and liabilities	(77.1)	(72.7)
Net cash provided by operating activities	48.1	45.0

Investing Activities:
Capital expenditures	(53.1)	(49.3)
Tooling outlays, net of customer reimbursements	(17.2)	(3.5)
Payments for business acquired, net of cash acquired	-	(477.2)
Proceeds from sale of businesses	-	44.2
(Increase) decrease in marketable securities	(24.1)	4.2
Other	1.1	2.9
Net cash used in investing activities	(93.3)	(478.7)

Financing Activities:
Net additions of debt	34.5	340.7
Dividends paid, including minority shareholders	(18.2)	(10.5)
Other	2.4	1.9
Net cash provided by financing activities	18.7	332.1
Effect of exchange rate changes on cash and cash equivalents	(6.4)	(11.3)
Net decrease in cash and cash equivalents	(32.9)	(112.9)
Cash and cash equivalents at beginning of period	89.7	229.7
Cash and cash equivalents at end of period	$56.8	$116.8